Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Gary Qualmann AirNet Systems, Inc. (614) 409-4832	Bob Lentz InvestQuest, Inc. (614) 876-1900
AirNet Systems, Inc. Announces Annual Meeting Date
COLUMBUS, Ohio — October 10, 2005 — AirNet Systems, Inc. (NYSE: ANS) today announced that its Board of Directors has established December 16, 2005 as the date of AirNet’s 2005 Annual Meeting of Shareholders. The record date for determining the shareholders of AirNet entitled to receive notice of, and vote at, the 2005 Annual Meeting of Shareholders will be November 7, 2005.
AirNet shareholders seeking to bring business before the 2005 Annual Meeting of Shareholders, or to nominate candidates for election as directors at the 2005 Annual Meeting of Shareholders, must provide notice thereof in writing to AirNet, which notice must be received no later than the close of business on October 28, 2005.
The AirNet Code of Regulations specifies certain requirements for a shareholder’s notice to be in proper written form. In addition, shareholder proposals must be in the form specified in SEC Rule 14a-8. Shareholder proposals must be addressed to the Secretary of AirNet at its executive offices located at 7250 Star Check Drive, Columbus, Ohio 43217.
AirNet Systems, Inc.
AirNet Systems, Inc., through its operating subsidiaries, focuses its resources on providing value-added, time-critical aviation services to a diverse set of customers in the most service-intensive, cost-effective manner possible. AirNet operates an integrated national transportation network that provides expedited transportation services to banks and time-critical small package shippers nationwide. Jetride, Inc., a wholly-owned subsidiary, provides Passenger Charter services nationwide to individuals and businesses. The Company operated a total of 129 aircraft, 113 for its cargo airline and 16 for its passenger charter airline at June 30, 2005, located strategically throughout the United States. To find out more, visit AirNet’s website at www.airnet.com.
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